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                                ROMTECH, INC.                       EXHIBIT 11.1
                   COMPUTATION OF EARNINGS/(LOSS) PER SHARE


                                                                      Years ended June 30,
                                                                 --------------------------------
                                                                     1998               1997
                                                                     ----               ----
Net income/(loss) attributable to common stock                     $1,134,639        ($2,210,359)
                                                                   ==========        ============

Weighted average common shares outstanding - basic                  8,716,756           6,380,517

Adjustments to common and common equivalent shares outstanding - basic:


Dilutive effect of common stock equivalents                           937,850               - 0 -
                                                                   ----------        ------------

Weighted average common shares outstanding - diluted                9,654,606           6,380,517
                                                                    =========           =========

Net income/(loss) per common and common
  Equivalent share - diluted                                            $0.12             ($0.35)
                                                                        =====             =======